Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

GOLD KIST INC. WILL NOT PROCEED WITH SECONDARY OFFERING OF ITS

COMMON STOCK ON BEHALF OF FORMER COOPERATIVE MEMBERS

ATLANTA (April 18, 2005) – Gold Kist Inc. (NASDAQ:GKIS) today stated that it will not proceed with its previously announced proposed secondary offering of common stock. This decision has been made as a result of inadequate interest by its former member stockholders in participating in the proposed secondary offering.

Gold Kist had previously proposed this secondary offering to permit the former members of the Gold Kist cooperative to sell to the public some of their shares of Gold Kist common stock that they received in the Company’s conversion to a for-profit corporation on October 13, 2004. As previously announced, Gold Kist did not intend to sell any shares or receive any proceeds from the proposed secondary offering.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production business that provides processing, purchasing and marketing services. Gold Kist’s production operations include nine complexes located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit our Web site at www.goldkist.com.

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